Exhibit 10.4

EXECUTION VERSION

THIRD AMENDMENT AND CONSENT TO LOAN AND SECURITY AGREEMENT

This THIRD AMENDMENT AND CONSENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of September 30, 2020 (the “Third Amendment Date”), is by and among METUCHEN PHARMACEUTICALS LLC, a Delaware limited liability company (“Metuchen”), Pos-T-Vac, LLC, a Delaware limited liability company (“PTV”), and Timm Medical Technologies, Inc., a Delaware corporation (“Timm”, and together with Metuchen and PTV, collectively, jointly and severally, the “Borrower”), the several banks and other financial institutions or entities party hereto as lenders (collectively, referred to as “Lender”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, the “Agent”).

WHEREAS, Borrower, Lender and the Agent are parties to a certain Loan and Security Agreement, dated as of September 30, 2016, as amended by that certain First Amendment to Loan and Security Agreement dated November 22, 2017 and Second Amendment to Loan and Security Agreement dated April 13, 2020 (and as the same may from time to time be further amended, modified or supplemented in accordance with its terms, the “Loan Agreement”);

WHEREAS, in accordance with Section 11.3 of the Loan Agreement, Borrower, Lender and the Agent desire to amend the Loan Agreement as provided herein;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of May 17, 2020 (the “Merger Agreement”), among Borrower, Petros Pharmaceuticals, Inc. (“Parent”), PM Merger Sub 1, LLC (“Merger Sub 1”), PN Merger Sub 2, Inc. (“Merger Sub 2”) and Neurotrope, Inc. (“Neurotrope”), Neurotrope and Borrower have formed, directly or indirectly, (a) Parent, (b) Merger Sub 1 and (c) Merger Sub 2, and each of the parties to the Merger Agreement shall effect the following mergers upon the terms and conditions set forth therein: (i) Merger Sub 1 shall be merged with and into Borrower (the “Metuchen Merger”), with Borrower surviving as a direct wholly owned subsidiary of Parent and (ii) simultaneous with the Metuchen Merger, Merger Sub 2 shall be merged with and into Neurotrope (the “Neurotrope Merger” and, together with the Metuchen Merger, the “Mergers”), with Neurotrope surviving as a direct wholly owned subsidiary of Parent. For purposes of this Amendment, the Mergers and the transactions contemplated by the Merger Agreement shall be referred to as the “Merger Transactions”); and

WHEREAS, Borrower requests that the Agent and Lender consent to the Merger Transactions and the Agent and Lender hereby consent to the Merger Transactions, as set forth in Section 3 of this Amendment and on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained in the Loan Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Defined Terms. Terms not otherwise defined herein which are defined in the Loan Agreement shall have the same respective meanings herein as therein.

2.       Amendments to Loan Agreement. Subject to the satisfaction of the conditions set forth in Section 4 of this Amendment, as of the Third Amendment Date, the Loan Agreement is hereby amended as follows:

(a)           The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 1.1 thereof:

   “Amortization Date III” means November 1, 2020; provided that, in the event that, as of as of said date (i) Borrower has not achieved Financing Milestone II and (ii) no Event of Default has occurred and is continuing, the Amortization Date III shall be extended to December 1, 2020; and provided further that in the event that, as of said date (x) Borrower has not achieved Financing Milestone II and (y) no Event of Default has occurred and is continuing, the Amortization Date III shall be extended to January 1, 2021.

“Catch Up Payment” means $509,935.78; provided that, in the event that Amortization Date III is extended to December 1, 2020, the Catch Up Payment shall be increased to $1,022,303.43; and provided further that, in the event that Amortization Date III is extended to January 1, 2021, the Catch Up Payment shall be increased to $1,542,036.28.

“Third Amendment” means that Third Amendment and Consent to Loan and Security Agreement dated the Third Amendment Date by and among Borrower, Lender and Agent.

“Third Amendment Date” means September 30, 2020.

(b)       The Loan Agreement shall be amended by amending and restating the following definitions in Section 1.1 thereof to read as follows:

“Escrow Agreement” means the Escrow Agreement dated September 30, 2020 by and among Agent, Juggernaut Capital Partners III, L.P., a Cayman Islands limited partnership (“Juggernaut”), and Wells Fargo, N.A., as the same may from time to time be amended, modified, supplemented or restated.

“Financing Milestone II” means (i) no default or Event of Default shall have occurred and be continuing and (ii) Borrower shall have received, after March 31, 2020 and on or prior to December 21, 2020, unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction) net cash proceeds in an aggregate amount of at least $25,000,000, which proceeds shall be immediately deposited in a Deposit Account or Investment Account of Borrower subject to an Account Control Agreement in favor of Agent, from (A) the sale of equity interests of Metuchen and/or Subordinated Indebtedness (inclusive of amounts raised to satisfy Financing Milestone I) and (B) a merger, acquisition or similar transaction involving Borrower.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, the Collateral Assignment of Contracts, the Collateral Assignment of Intellectual Property, all UCC Financing Statements, the Guaranty, the Escrow Agreement and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated

“Term Loan Maturity Date” means April 1, 2021, provided that, if Borrower shall have achieved Financing Milestone II, then the Term Loan Maturity Date shall be extended to December 1, 2021.

(c)       The Loan Agreement shall be amended by amending and restating Section 2.2(d) in its entirety, and inserting in lieu thereof the following:

“(d)     Payment. Borrower will pay interest on the Term Loan Advance on the first Business Day of each month, beginning November 1, 2016. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date (excluding all accrued PIK Interest added to such principal balance prior to such date), in equal monthly installments of principal and interest (mortgage style) based on a 36-month amortization period beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Second Amendment Date. Commencing on the Second Amendment Date, Borrower shall repay the remaining Term Loan principal balance (including all accrued PIK Interest added to such principal balance as of the Second Amendment Date) in equal monthly installments of principal and interest (mortgage style) based on a 20-month amortization period beginning on Amortization Date II and continuing on the first Business Day of each month thereafter until the Third Amendment Date. Commencing on the Third Amendment Date, Borrower will pay interest on the remaining Term Loan principal balance on the first Business Day of each month, beginning October 1, 2020. On or before the third Business Day after achieving Financing Milestone II, Borrower shall make a payment equal to the Catch Up Payment for application to the reduction of the outstanding Term Loan principal balance; provided that if Financing Milestone II is not achieved on or prior to December 21, 2020, Borrower or Juggernaut, on behalf of Borrower pursuant to the terms of the Escrow Agreement, shall make a payment equal to the Catch Up Payment on December 22, 2020. Borrower shall repay the remaining Term Loan principal balance in equal monthly installments of principal and interest (mortgage style) based on a 15-month amortization period (the “Monthly Installments”) beginning on Amortization Date III and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid (which for the avoidance of doubt, may include a bullet payment of the remaining outstanding principal balance on the Term Loan Maturity Date. If, for any fiscal year of Borrower, there shall be Excess Cash Flow, Borrower shall, on the relevant Excess Cash Flow Application Date (as hereinafter defined), apply an amount equal to 75% of such Excess Cash Flow toward the prepayment of the Term Loan. Each such prepayment from Excess Cash Flow shall be made on a date (each an “Excess Cash Flow Application Date”) occurring no later than the date on which the financial statements of Borrower referred to in Section 7.1 for the fiscal year with respect to which such prepayment is made, are required to be delivered to Lender. Prepayments of the Term Loan from Excess Cash Flow shall be applied to reduce the remaining Monthly Installments on a pro rata basis. The entire Term Loan principal balance (including all accrued PIK Interest added to the principal balance) and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under the Term Advance and (ii) in connection with out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement. Once repaid, the Term Loan Advance or any portion thereof may not be reborrowed.

(d)       The Loan Agreement shall be amended by amending and restating Section 8.2 to read as follows:

“SECTION 8.     FINANCIAL COVENANTS.

8.2       Minimum Cash.  Borrower shall be required to maintain unrestricted Cash in a Deposit Account or Investment Account subject to an Account Control Agreement in favor of Agent, at all times during the applicable “Minimum Cash Covenant Period” set forth in the schedule below, subject to Borrower’s achievement of the “Minimum Net Revenue” and “Minimum EBITDA” for the applicable Test Period, in the following amounts: (i) if Borrower fails to achieve both the Minimum Net Revenue and Minimum EBITDA for a given Test Period, an amount greater than or equal to 100% of the Secured Obligations then outstanding during such Minimum Cash Covenant Period; (ii) if Borrower achieves either the Minimum Net Revenue or Minimum EBITDA for a given Test Period, an amount greater than or equal to 50% of the Secured Obligations then outstanding during such Minimum Cash Covenant Period; and (iii) if Borrower achieves both the Minimum Net Revenue and Minimum EBITDA for a given Test Period, $0.

Test Period	Minimum Net Revenue	Minimum EBITDA	Minimum Cash Covenant Period
Six-month period ended September 30, 2020	$6,000,000	$(4,194,000)	November 1, 2020 through January 31, 2020
Six-month period ended December 31, 2020	$7,170,000	$(3,661,000)	February 1, 2021 through April 30, 2021
Six-month period ended March 31, 2021	$10,098,000	$(1,599,000)	May 1,2021 through July 31, 2021
Six-month period ended June 30, 2021	$11,259,000	$(867,000)	August 1, 2021 through December 1, 2021

Borrower shall provide Agent evidence of compliance with the financial covenant under this Section 8.2 upon request in form and substance reasonably acceptable to Agent and supporting documentation requested by Agent.

3.       Consent.  Subject to and upon the satisfaction of the conditions specified in Section 4 hereof and the following proviso, Agent and Lender hereby consent to the Merger Transactions so long as, on or prior to December 21, 2020, the Merger Transactions are consummated and each of the “Effective Times” (as defined in the Merger Agreement) shall have occurred. For the avoidance of doubt, if on or prior to December 21, 2020 the Merger Transactions are not consummated or any of the “Effective Times” (as defined in the Merger Agreement) have not occurred, the foregoing consent shall automatically terminate and shall be deemed to be null and void ab initio. In addition, the foregoing consent shall be limited precisely as written and except as so provided shall not be deemed (a) to be a consent with respect to any other matter, term, conditions or transaction or to prejudice any right or remedy which Lender may now have or may have in the future under or in connection with the Loan Documents; (b) to be a consent to any future consent or modification, forbearance, or waiver to the Loan Agreement or any other Loan Document, or to be any waiver of any of the provisions thereof; or (c) to limit or impair Lender’s right to demand strict performance of all terms and covenants of the Loan Agreement as of any date.

4.       Conditions to Effectiveness.   Borrower, Lender and the Agent agree that this Amendment shall become effective upon the satisfaction of the following conditions precedent, each in form and substance satisfactory to the Agent:

(a)       The Agent and Lender shall have received a fully-executed counterpart of this Amendment signed by Borrower;

(b)     The Borrower, Agent, Juggernaut and Wells Fargo, N.A. shall have entered into an Escrow Agreement in form and substance satisfactory to Agent on or prior to the Third Amendment Date;

(c)     Juggernaut or Wells Fargo, N.A. shall have provided to Agent written evidence in form and substance satisfactory to Agent that Juggernaut shall have delivered to Wells Fargo, N.A. in cash and in immediately available funds an amount not less than $1,542,036.28 pursuant to Section 1.1 of the Escrow Agreement on or prior to the Third Amendment Date and such amount shall have been deposited into the applicable escrow account established in connection therewith; and

(d)     The Agent shall have received payment for all reasonable and documented fees and expenses incurred by Lender and the Agent in connection with this Amendment, including, but not limited to, all legal fees and expenses, payable pursuant to Section 11.11 of the Loan Agreement.

5.       Representations and Warranties.   Borrower hereby represents and warrants to Lender and the Agent as follows:

(a)       Representations and Warranties in the Agreement.  The representations and warranties of Borrower set forth in Section 5 of the Loan Agreement are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date in which case they shall be true and correct in all material respects on and as of such earlier date.

(b)       Authority, Etc.  The execution and delivery by Borrower of this Amendment and the performance by Borrower of all of its agreements and obligations under the Loan Agreement and the other Loan Documents, as amended hereby, are within the limited liability company authority of Borrower and have been duly authorized by all necessary limited liability company action on the part of Borrower. With respect to Borrower, the execution and delivery by Borrower of this Amendment does not and will not require any registration with, consent or approval of, or notice to any Person (including any governmental authority).

(c)       Enforceability of Obligations.  This Amendment, the Loan Agreement and the other Loan Documents, as amended hereby, constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, general equitable principles or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(d)       No Default.  Immediately after giving effect to this Amendment (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default, and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

(e)       Event of Default.  By its signature below, Borrower hereby agrees that it shall constitute an Event of Default if any representation or warranty made herein should be false or misleading in any material respect when made.

6.       Reaffirmations.  All of the terms and conditions of the Loan Agreement and the other Loan Documents as amended hereby remain in full force and effect. Nothing contained in this Amendment shall in any way prejudice, impair or effect any rights or remedies of Lender or the Agent under the Loan Agreement and the other Loan Documents. Except as specifically amended hereby, Borrower hereby ratifies, confirms, and reaffirms all covenants contained in the Loan Agreement and the other Loan Documents. The Loan Agreement, together with this Amendment, shall be read and construed as a single agreement. All references in the Loan Documents to the Loan Agreement or any other Loan Document shall hereafter refer to the Loan Agreement or such other Loan Document as amended hereby.

7.       Release.  In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with the Loan and Security Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

8.       Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

9.       Miscellaneous.

(a)       THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

(b)       The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

(c)       This Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(d)       Any determination that any provision of this Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Amendment.

[Signature Pages to Follow]

IN WITNESS WHEREOF, Borrower, Lender and the Agent have duly executed and delivered this Amendment as of the day and year first above written.

BORROWER:

METUCHEN PHARMACEUTICALS LLC

Signature:	/s/ Keith F. Lavan

Print Name:	Keith F. Lavan

Title:	CFO

POS-T-VAC, LLC

Signature:	/s/ Keith F. Lavan

Print Name:	Keith F. Lavan

Title:	CFO

TIMM MEDICAL TECHNOLOGIES, INC.

Signature:	/s/ Keith F. Lavan

Print Name:	Keith F. Lavan

Title:	CFO

[Signature Page to Third LSA Amendment]

Accepted in Palo Alto, California:
AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Jennifer Choe

Print Name:	Jennifer Choe

Title:	Associate General Counsel

LENDER:

HERCULES FUNDING II, LLC

Signature:	/s/ Jennifer Choe

Print Name:	Jennifer Choe

Title:	Associate General Counsel

[Signature Page to Third LSA Amendment]